                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G
                                    (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
                                     TO 13d-2(b)
                                  (Amendment No. 2)*


                                   Keravision, Inc.
                          ---------------------------------
                                   (Name of Issuer)

                            Common Stock, $.001 par value
                          ---------------------------------
                            (Title of Class of Securities)

                                       4920611
                          ---------------------------------
                                    (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 4920611              13G        Page  2  of  16  Pages



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aspen Venture Partners, L.P.
       04-3266983
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) / /
                                                  (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Jersey, Channel Islands limited partnership

--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES
BENEFICIALLY             -0- shares

OWNED BY            ---------------------------------------------------------
EACH                6    SHARED VOTING POWER
REPORTING

PERSON                   505,167 shares
WITH                ---------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         -0- shares
                    ---------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         505,167 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     505,167 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.02%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 4920611              13G                   Page  3  of  16  Pages




--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aspen Venture Associates, L.P.
        04-3128426
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /
                                                       (b) / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware limited partnership

--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES
BENEFICIALLY             -0- shares

OWNED BY            ---------------------------------------------------------
EACH                6    SHARED VOTING POWER
REPORTING

PERSON                   505,167 shares
WITH                ---------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         -0- shares
                    ---------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         505,167 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     505,167 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.02%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 4920611              13G                   Page  4  of  16  Pages



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael J.F. DuCros
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /
                                                       (b) / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

-------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES
BENEFICIALLY             3,479 shares

OWNED BY            ---------------------------------------------------------
EACH                6    SHARED VOTING POWER
REPORTING

PERSON                   505,167 shares
WITH                ---------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         3,479 shares
                    ---------------------------------------------------------

                    8    SHARED DISPOSITIVE POWER

                         505,167 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     508,646 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.05%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 4920611              13G                   Page  5  of  16  Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alexander P. Cilento

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA


--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         -0- shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         505,167 shares
OWNED BY            -----------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         -0- shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         505,167 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     505,167 shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.02%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 4920611              13G                   Page  6  of  16  Pages



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     E. David Crockett

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /

-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         4,529 shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         505,167 shares
OWNED BY            -----------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         4,529 shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         505,167 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     509,696 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.06%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 4920611              13G                   Page  7  of  16  Pages


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Allan R. Ferguson

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /

-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         -0- shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         509,696 shares
OWNED BY            -----------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         -0- shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         509,696 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     509,696 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.06%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 4920611              13G                   Page  8  of  16  Pages



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael A. Henos

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /

-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

-------------------------------------------------------------------------------
                    5
                         SOLE VOTING POWER

                         3,529 shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         505,167 shares
OWNED BY            -----------------------------------------------------------


EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         3,529 shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         505,167 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     508,696 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.05%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 4920611              13G                   Page  9  of  16  Pages




-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nicholas A. Papantonis

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /

-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

-------------------------------------------------------------------------------
                    5
                         SOLE VOTING POWER

                         5,329 shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         505,167 shares
OWNED BY            -----------------------------------------------------------


EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         5,329 shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         505,167 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     510,496 shares

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.06%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).    Name of Issuer:

               Keravision, Inc.

Item 1 (b).    Address of Issuer's Principal Executive Offices:

               48630 Milmont Drive, Fremont, CA  94538

Item 2 (a).    Name of Person Filing:

               Aspen Venture Partners, L.P. ("Aspen"), Aspen Venture Associates,
               L.P. ("AVA"), Alexander P. Cilento ("Cilento"), E. David Crockett
               ("Crockett"), Michael J.F. DuCros ("DuCros"), Allan R. Ferguson
               ("Ferguson"), Michael A. Henos ("Henos") and Nicholas A.
               Papantonis ("Papantonis").  Cilento, Crockett, DuCros, Ferguson,
               Henos and Papantonis are the general partners of AVA, the sole general partner of Aspen.
 .
Item 2 (b).    Address of Principal Business Office or, if none, Residence:

               The address of the principal business office of each of Aspen, AVA, Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis is 20 William Street, Suite G90, Wellesley, MA 02181.

Item 2 (c).    Citizenship:

               Aspen is a limited partnership organized under the laws of Jersey, Channel Islands. AVA is a limited partnership organized under the laws of the State of Delaware. Messrs. Cilento, DuCros, Ferguson, Henos and Papantonis and Dr. Crockett are United States citizens.

Item 2 (d).    Title of Class of Securities:

               Common Stock, $.001 par value

Item 2 (e).    CUSIP Number

               4920611

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               (a) [     ]    Broker or Dealer registered under Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

               (b) [     ]    Bank as defined in Section 3(a)(6) of the Act.

               (c) [     ]    Insurance Company as defined in Section 3(a)(19)
                              of the Act.
               (d) [     ]    Investment Company registered under Section 8 of
                              the Investment Company Act of 1940.

               (e) [     ]    Investment Advisor registered under Section 203 or
                              the Investment Advisors Act of 1940.



                                 Page 10 of 16 pages

               (f) [     ]    Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of
                              the Act.
               (g) [     ]    Parent Holding Company, in accordance with Rule
                              13d-1(b)(ii)(G) of the Act.
               (h) [     ]    Group, in accordance with Rule 13a-1(b)(1)(ii)(H)
                              of the Act.

               NOT APPLICABLE

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:
                    Aspen owns beneficially and of record 505,167 shares of Common Stock of Keravision, Inc. as of December 31, 1997. AVA, thegeneral partner of Aspen, may be deemed to own beneficially the 505,167 shares of Common Stock held by Aspen as of December 31, 1997. Cilento, Crockett, DuCros, Ferguson, Henos, and Papantonis are general partners of AVA, and each therefore may be deemed to own beneficially the 505,167 shares held by Aspen as of December 31, 1997. In addition, Mr. Cilento is the beneficial owner of 0 shares of Common Stock as of December 31, 1997; Dr. Crockett is the beneficial owner of 4,529 shares of Common Stock as of December 31, 1997; Mr. Ferguson, jointly with his wife, is the beneficial owner of 4,529 shares of Common Stock as of December 31, 1997; Mr. Du Cros is the beneficial owner of 3,479 shares of Common Stock as of December 31, 1997; Mr. Henos is the beneficial owner of 3,529 shares of Common Stock as of December 31, 1997; and Mr. Papantonis is the beneficial owner of 5,329 shares of Common Stock as of December 31, 1997. With the exception of Aspen, all reporting persons disclaim beneficial ownership of the above mentioned 505,167 shares of Common Stock of Keravision, Inc.

               (b)  Percent of Class:

                    Each of Aspen, AVA and Mr. Cliento owns beneficially 4.02% of the Common Stock of Keravision, Inc. Each of Dr. Crockett, Mr. Ferguson and Mr. Papantonis owns beneficially 4.06% of the Common Stock of Keravision, Inc. Each of Mr. Du Cros and Mr. Henos owns beneficially 4.05% of the Common Stock of Keravision, Inc. The foregoing percentages are calculated based on the 12,559,168 shares of Common Stock reported to be outstanding on October 30, 1997 in the Keravision, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

               (c)  Number of Shares as to which such person has:

                    (i)  sole power to vote or direct the vote:  Aspen:  0;
                         AVA: 0; Cilento:  0; Crockett: 4,529; DuCros: 3,479;
                         Ferguson:  0; Henos:  3,529; and Papantonis: 5,329.

                    (ii) shared power to vote or to direct the vote: Aspen:
                         505,167; AVA:  505,167; Cilento: 505,167; Crockett:
                         505,167; DuCros:  505,167; Ferguson:  509,696; Henos:
                         505,167 and Papantonis:  5

                                 Page 11 of 16 pages

                   (iii) sole power to dispose or to direct the disposition
                         of: Aspen:  0; AVA:  0; Cilento: 0; Crockett: 4,529;
                         DuCros: 3,479; Ferguson: 0; Henos: 3,529 and
                         Papantonis: 5,329.

                    (iv) shared power to dispose or to direct the disposition
                         of:  Aspen:  505,167; AVA:  505,167; Cilento:  505,167;
                         Crockett:  505,167; DuCros:  505,167; Ferguson:
                         509,696; Henos:  505,167 and Papantonis:  505,167.

Item (5).      Ownership of Five Percent or Less of a Class:

               This statement is being filed to reflect the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer.

Item (6).      Ownership of More than Five Percent On Behalf of Another Person:

               NOT APPLICABLE.

Item (7).      Identification and Classification of the Subsidiary Which
               Acquired the Security Being Reported on by the Parent Company:

               NOT APPLICABLE.

Item (8).      Identification and Classification of Members of the Group:

               NOT APPLICABLE.

Item (9).      Notice of Dissolution of Group:

               NOT APPLICABLE.

Item (10).     Certification:

               NOT APPLICABLE.

               Not filed pursuant to Rule 13d-1(b).


                                 Page 12 of 16 pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1998     ASPEN VENTURE PARTNERS, L.P.

                              By:  Aspen Venture Associates, L.P.
                              By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                   General Partner


                              ASPEN VENTURE ASSOCIATES, L.P.

                              By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                   General Partner

                                             *
                                   -----------------------------------
                                   Alexander P. Cilento

                                             *
                                   -----------------------------------
                                   E. David Crockett

                                             *
                                   -----------------------------------
                                   Michael J.F. DuCros

                                   /s/ Allan R. Ferguson
                                   -----------------------------------
                                   Allan R. Ferguson

                                             *
                                   -----------------------------------
                                        Michael Henos

                                             *
                                   -----------------------------------
                                   Nicholas A. Papantonis

* By: /s/ Allan R. Ferguson
       -----------------------
          Allan R. Ferguson
          Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.

                                Page 13 of 16 pages

                                      EXHIBIT I

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Keravision, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 11, 1998          ASPEN VENTURE PARTNERS, L.P.

                                   By:  Aspen Venture Associates, L.P.


                                   By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                        General Partner


                                   ASPEN VENTURE ASSOCIATES, L.P.


                                   By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                        General Partner


                                                  *
                                   -----------------------------------
                                        Alexander P. Cilento


                                                  *
                                   -----------------------------------
                                        E. David Crockett


                                                  *
                                   -----------------------------------
                                        Michael J.F. DuCros

                                        /s/ Allan R. Ferguson
                                   -----------------------------------
                                        Allan R. Ferguson

                                             *
                                   -----------------------------------
                                        Michael Henos


                                                  *
                                   -----------------------------------
                                        Nicholas A. Papantonis

By: /s/ Allan R. Ferguson
    --------------------------
     Allan R. Ferguson
     Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.

                                                                      EXHIBIT II

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Allan R. Ferguson and Michael J.F.
Du Cros, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                              /s/Alexander P. Cilento
                              -----------------------------------
                              Alexander P. Cilento


                              /s/E. David Crockett
                              -----------------------------------
                              E. David Crockett


                              /s/Michael J.F. Du Cros
                              -----------------------------------
                              Michael J.F. Du Cros


                              /s/Allan R. Ferguson
                              -----------------------------------
                              Allan R. Ferguson


                              /s/Michael A. Henos
                              -----------------------------------
                              Michael A. Henos


                              /s/Nicholas A. Papantonis
                              -----------------------------------
                              Nicholas A. Papantonis